Private and Confidential
Marco Pagni
[Address]

Monday 23 July 2018

Dear Marco,

Contract of Employment

In reviewing our current practices in light of WBA’s rules regarding statutory directorships, we have concluded that clause 15.3.2 (b) in your contract of employment dated 1 June 2005 is no longer a term we wish to rely upon and we therefore propose to remove it entirely.

The wording of the clause is as follows:

This Agreement shall automatically terminate (without notice or payment in lieu of notice):

if the Executive is, at the relevant time, a director of the Company or any Group Company and the Executive ceases to hold such office of director because:

(b)	he resigns such office of director;

Please notify your agreement to the removal of the clause by signing and returning a copy of this letter to me at the address below by no later than Friday 3 August 2018.

At WBA, we constantly strive to protect our legitimate business interests and confidential information within all the markets and sectors in which we operate. For that reason, I would urge that you regularly familiarize yourself with the WBA Code of Conduct and Business Ethics and the terms of your employment contract which govern your obligations both during and after your employment with WBA. As you would expect, WBA reserves the right to take action to protect its interests and your adherence to your obligations whenever it is considered appropriate to do so.

Those obligations include your agreement not to work for competitors of WBA for a defined period after your employment comes to an end. Non-exhaustive examples of those competitors (as defined in your contract of employment) will be notified to you from time to time as our markets and competitors evolve but include, without limitation, our competitors within industries such as retail pharmacy, health & beauty retail, pharmaceutical wholesale, pharmacy benefit management and healthcare insurance, pre-wholesale, pharmaceutical logistics and the development of branded health & beauty products, pharmaceuticals and cosmetics.

Should you wish to discuss the contents of this letter or what this change means in more detail, please don’t hesitate to call me or your HR Business Partner and we will be happy to assist.

Yours sincerely,

/s/ Hillary Leisten

Hillary Leisten
VP, International HR Support
…………………………………………………..
I accept the terms set out above.
 Signed              /s/ Marco Pagni
                            Marco Pagni
 Dated